Exhibit 99.1

John Nallen Named President and Chief Operating Officer of Fox Corporation in New Long-Term Deal

New York, NY and Los Angeles, CA – February 10, 2025 – John Nallen has been named President and Chief Operating Officer of Fox Corporation (“FOX” or the “Company”) (Nasdaq: FOX, FOXA) and has signed a new long-term employment agreement through June 2028, the Company announced today. Mr. Nallen is a member of the Office of the Chairman and previously served as Chief Operating Officer.

“John has been instrumental in the continued evolution of FOX and a key partner to me for many years,” said Fox Corporation Executive Chair and Chief Executive Officer Lachlan Murdoch. “We greatly value his ongoing impact and his strategic vision and are pleased that he will continue to help guide the strong operating momentum and profitability of FOX as President and COO.”

Prior to the spinoff of FOX by 21st Century Fox (“21CF”) in March 2019 and the establishment of FOX as a standalone public company, Mr. Nallen was the Senior Executive Vice President and Chief Financial Officer for 21CF, a role which he assumed in 2013. He led all aspects of 21CF’s financial matters, including capital market and merger and acquisition transactions.

Before that, Mr. Nallen served as 21CF’s Executive Vice President and Deputy Chief Financial Officer, a position he held starting in 2001. He joined 21CF (previously known as News Corporation) in 1995 from Arthur Andersen where he was a partner leading its Media and Entertainment practice.

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports, and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, FOX Entertainment, FOX Television Stations and Tubi Media Group. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships, and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

Press Contacts:

Brian Nick

310-369-3545

brian.nick@fox.com

Lauren Townsend

310-369-2729

Lauren.townsend@fox.com